Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 333-274684, 333-290725, and 333-292665) on Form S-3 and in Registration Statements (File No. 333-262336, 333-272625, 333-277163, and 333-280929) on Form S-8 of our report dated March 25, 2026, relating to the consolidated financial statements of Immix Biopharma, Inc., appearing in this Annual Report on Form 10-K/A of Immix Biopharma, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP

Los Angeles, California

March 27, 2026